Exhibit 99.1

Press Release
TIDEWATER INC. • Pan-American Life Center • 601 Poydras Street, Suite 1900 • New Orleans, LA 70130 • Telephone (504) 568-1010 • Fax (504) 566-4582

Tidewater Provides Updated Guidance for Quarter Ending September 30, 2011 and

Announces Fiscal 2012 Second Quarter Conference Call

NEW ORLEANS, September 22, 2011 — Tidewater Inc. (NYSE: TDW) announced today that fiscal second quarter financial results for the three months ending September 30, 2011, are currently expected to reflect vessel revenues that are below the $255 million to $260 million range provided by the Company during its August 4, 2011, earnings conference call and actual vessel revenues of $253 million that were reported for the June quarter. Tidewater does not provide its own earnings forecast or endorse forecasts prepared by others, but notes that the Thomson First Call consensus estimate for the September 2011 quarter is currently $0.52 per share.

Most significantly, the Company has experienced delays in acceptance of the initial vessels that form a part of a nine vessel package that were committed to multi-year term charters with Saudi Aramco, largely because the vessels have yet to meet certain performance standards. In addition, start up delays on other projects are expected to result in unanticipated vessel downtime and lower vessel revenue than originally anticipated in the September quarter. These two items are expected to cumulatively result in lower than previously expected vessel revenue in the September quarter of $6 million to $8 million.

The Company is working with Saudi Aramco to develop a mutually acceptable resolution of the performance standards, and although discussions are still progressing, such a resolution may involve, among other possible outcomes, modifications to the vessels, possible rate reductions during the charter period and further delays before the vessels are on charter. At this time, it is unknown when these issues with Saudi Aramco will be resolved. With regard to the vessels supporting the other projects that were delayed during the September quarter, the Company expects that the vessels will commence charters during the December quarter.

In addition, based on actual results through August, the Company expects that both vessel operating expenses and general and administrative expenses for the September quarter will be above the general guidance that was provided on its August 4, 2011, earnings conference call. Our revised estimates are that vessel operating expenses will be in the range of $158 million to $160 million and that general and administrative expenses will be in the range of $38 million to $40 million.

Tidewater further announced that its fiscal 2012 second quarter (ending September 30, 2011) earnings release and conference call have been scheduled for Wednesday, November 2, 2011. The press release will be issued before the market opens, and the conference call will begin at 9:00 a.m. Central time. Investors and interested parties may listen to the teleconference via telephone by calling 1-888-388-7493 if calling from the U.S. or Canada (1-706-679-8348 if calling from outside the U.S.) and ask for the “Tidewater” call just prior to the scheduled start. A replay of the conference call will be available beginning at 12:00 p.m. Central time on November 2, 2011, and will continue until 11:59 p.m. Central time on November 4, 2011. To hear the replay, call 1-855-859-2056 (1-404-537-3406 if calling from outside the US). The conference call ID number is 12653749.

A simultaneous webcast of the conference call will be accessible online at the Tidewater Inc. website, (http://www.tdw.com). The online replay will be available until December 2, 2011.

Tidewater Inc. owns 358 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.

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